Exhibit 99.3

BLAIZE HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

GLOBAL RESTRICTED STOCK UNIT GRANT NOTICE

Blaize Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Blaize Holdings, Inc. 2025 Incentive Award Plan (as amended from time to time, the “Plan”) and the Global Restricted Stock Unit Agreement attached hereto as Exhibit A, including any additional terms and conditions for Participant’s country set forth in the addendum attached thereto (the “Addendum” and, together with the Grant Notice and the Global Restricted Stock Unit Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:

Grant Date:

Number of RSUs:

Vesting Commencement Date:

Vesting Schedule:	[To be specified]

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

BLAIZE HOLDINGS, INC.	PARTICIPANT

By:

Name:	[Participant Name]

Title:

[Restricted Stock Unit Grant Notice]

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Global Restricted Stock Unit Agreement and the Addendum attached hereto shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of RSUs. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan. If the Addendum applies to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the provisions in the Addendum, the terms and conditions in the Addendum shall control.

1.3 Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Non-transferability; Forfeiture.

(a) General. The RSUs will vest according to the vesting schedule in the Grant Notice.

(b) Forfeiture. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any). For the avoidance of doubt, employment or other service during only a portion of the vesting period, but where Termination of Service has occurred prior to a vesting date, shall not entitle Participant to vest in a pro-rata portion of the RSUs.

2.2 Settlement.

(a) RSUs that vest will be settled in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than sixty (60) days following the date on which the applicable RSU vests.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

Addendum-1

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the RSUs and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Responsibility for Taxes.

(a) Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary which employs Participant or to which Participant otherwise renders services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, or the subsequent sale of Shares acquired pursuant to the settlement of any RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) In connection with any relevant taxable or tax-withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy Tax-Related Items. In this regard, Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items (as applicable) by one or a combination of the following methods: (i) requiring Participant to make a payment in a form acceptable to the Company; (ii) withholding from Participant’s salary, wages or any other amounts payable to Participant; (iii) withholding from proceeds from the sale of Shares otherwise issuable upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or (iv) any other method of withholding determined by Administrator to be in compliance with Applicable Laws.

(c) The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including the maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items in connection with the RSUs are satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for the Tax-Related Items.

(d) The Company shall not be obligated to deliver any Shares to Participant unless and until Participant shall have paid or otherwise satisfied in full, the amount of any withholding obligation for Tax-Related Items resulting from the RSUs or the Shares subject to the RSUs.

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ARTICLE IV.

OTHER PROVISIONS

4.1 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s receipt, vesting or settlement of the RSUs, the Shares subject to the RSUs or the sale of such Shares. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan and the RSUs before accepting the RSUs or otherwise taking any action related to the RSUs or the Plan.

4.2 Nature of the Grant. By accepting the RSUs, Participant acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Plan is operated and the award of RSUs is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Service Recipient);

(c) no Subsidiary (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to Participant under this Agreement;

(d) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(e) all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(f) Participant is voluntarily participating in the Plan;

(g) the RSUs and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(h) the RSUs and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(i) the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the RSUs resulting from Participant’s Termination of Service (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is providing service or the terms of Participant’s employment or other service agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by Applicable Laws;

(k) for purposes of the RSUs, Participant’s Termination of Service will be deemed to occur as of the date Participant is no longer actively providing services to the Company, the Service Recipient or any other Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of his or her employment agreement, if any), and unless otherwise expressly determined by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s status as a Service Provider status will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence);

(l) unless otherwise agreed with the Company in writing, the RSUs, the Shares subject to the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or other affiliate;

(m) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs, and/or any such other benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(n) neither the Company nor any Subsidiary thereof shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

4.3 Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.4 Clawback. The RSUs and the Shares issuable pursuant to the RSUs shall be (a) subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation, as well as any other clawback or recoupment policy in effect on the Grant Date or that may be adopted or maintained by the Company following the Grant Date, and (b) subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. In order to satisfy any recoupment obligations under the applicable clawback policy or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold Shares or other amounts acquired pursuant to the RSUs to reconvey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the clawback policy or any other applicable recoupment obligation.

4.5 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.7 Conformity to Applicable Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws. Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with Applicable Laws applicable to issuance of Shares.

4.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.9 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

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4.10 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that this Agreement shall not modify (and shall be subject to the terms and conditions of) any employment, consulting and/or severance agreement between the Company or a Subsidiary or affiliate thereof and Participant in effect as of the date a determination is to be made under this Agreement.

4.11 Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

4.12 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.13 Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement (including the Addendum) confers upon Participant any right to continue in the employ or service of the Company or any of its Subsidiaries or affiliates (including the Service Recipient) or interferes with or restricts in any way the rights of the Company, the Service Recipient and any other Subsidiaries and affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Service Recipient or any other Subsidiary or affiliate (as applicable) and Participant.

4.14 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.15 Governing Law and Venue. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

4.16 Addendum. Notwithstanding any provisions in this Agreement, if Participant performs services for the Company outside of the United States, the RSUs shall be subject to any additional terms and conditions set forth in the Addendum to this Agreement for Participant’s country of residence. Moreover, if Participant relocates to one of the countries included in the Addendum, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

4.17 Language. Participant acknowledges that Participant is sufficiently proficient in English or has had an opportunity to consult with an advisor who is sufficiently proficient in the English language, and understands the content of the Grant Notice, the Agreement and other Plan materials. If Participant has received the Grant Notice or this Agreement or any other document related to the Plan and/or the RSUs translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required by Applicable Laws.

4.18 Imposition of other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

4.19 Insider Trading/Market Abuse Laws. Depending on Participant’s country or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party, including fellow Employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

4.20 Foreign Asset/Account Reporting, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. Applicable Laws may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

ARTICLE V.

DATA PRIVACY

5.1 Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.

5.2 Stock Plan Administration Service Providers. The Company transfers Data to Shareworks by Morgan Stanley and its affiliated companies, an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan, and any successor thereto. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

5.3 International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is Participant’s consent.

5.4 Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, security and labor laws. When the Company no longer needs Participant’s Data, the Company will remove it from its systems. The Company may keep Data longer to satisfy legal or regulatory obligations, and the Company’s legal basis would be compliance with the relevant laws or regulations.

5.5 Voluntaries and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seek to revoke Participant’s consent, Participant’s compensation from or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant RSUs under the Plan or other equity awards to Participant or administer or maintain such awards.

5.6 Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s country. Depending on where Participant is based, Participant’s rights may include the right to (a) request access to or copies of Data the Company processes, (b) rectification of incorrect Data, (c) deletion of Data, (d) restrictions on processing of Data, (e) restrictions on portability of Data, (f) lodge complaints with competent authorities in Participant’s country, and/or (g) receive a list with the names and addresses of any potential recipients of Participant’s Data. To receive clarification regarding Participant’s rights or to exercise such rights, Participant should contact stock-administration@blaize.com.

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ADDENDUM

2025 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms used but not defined in this Addendum shall have the meanings assigned to them in the Global Restricted Stock Unit Grant Notice, the Global Restricted Stock Unit Agreement (the “RSU Agreement”) and the Plan.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the RSUs granted to Participant under the Plan if Participant resides and/or works in any of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing, transfers to another country after the grant date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein apply to Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that Participant not rely on the information contained herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the RSUs, acquires Shares or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country apply to Participant’s specific situation.

Finally, Participant understands that if Participant is a citizen or resident of a country other than the one in which Participant currently resides and/or works, transfers to another country after the grant date, or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to Participant in the same manner.

CANADA

Terms and Conditions

Form of Delivery. Notwithstanding an discretion contained in the Plan, the RSUs will not be settled in cash or a combination of cash and Shares. The RSUs will be settled on in Shares.

Nature of Grant. The following provision replaces paragraph 4.2(k) of the RSU Agreement:

Addendum-1

For purposes of the RSUs, Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of any Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), will be deemed to occur and Participant’s right to vest in or otherwise benefit from the RSUs under the Plan, if any, will be measured as of the date that Participant is no longer actually providing services to the Company, the Service Recipient or a Subsidiary (the “Termination Date”).

Unless explicitly required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time after the Termination Date, nor will Participant be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting or other participation in the Plan during a statutory notice period, Participant acknowledges that Participant’s right to vest in or otherwise benefit from the RSUs, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period but Participant will not earn or be entitled to pro-rated vesting or other participation if the vesting date falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting or other participation. For further clarity, any reference to a Participant’s Termination of Service or date of termination under the Agreement or the Plan will be interpreted to mean the Termination Date.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

Foreign Asset/Account Reporting Information. Participant is required to report any foreign specified property, including Shares and rights to receive Shares (e.g., the RSUs), annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds a certain threshold (currently, CAD 100,000) at any time during the year. Thus, the RSUs must be reported—generally at a nil cost—if the CAD 100,000 cost threshold is exceeded because of other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. Participant understands and agrees that Participant should consult with a personal legal advisor to ensure compliance with applicable reporting obligations.

CHILE

Notifications

Securities Law Information. The offer of the RSUs constitutes a private offering in Chile effective as of the date of grant. The offer of RSUs is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the RSUs are not registered in Chile, the Company is not required to provide public information about the RSUs or the Shares in Chile. Unless the RSUs and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.

Información bajo la Ley de Mercado de Valores. Esta oferta de Unidades de Acciones Restringidas (“RSU”) constituye una oferta privada in Chile y se inicia en la fecha de concesión. efectiva a partir de la Fecha de la Concesión. Esta oferta de RSU se acoge a las disposiciones de la Norma de carácter General N° 336 de la Comisión para el Mercado Financiero de Chile (“CMF”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse las RSU de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de esos valores. Las RSU no podrán ser objeto de oferta pública en Chile mientras no sean mientras no sean inscritas en el Registro de Valores correspondiente.

Exchange Control Information. Participant may receive foreign currency abroad as a result of the acquisition of Shares and freely decide whether to repatriate such currency to Chile or keep it abroad. However, if Participant decides to repatriate proceeds from the sale of Shares and/or dividends and the amount of the proceeds to be repatriated exceeds USD 10,000, Participant acknowledges that Participant must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office).

Foreign Asset/Account Reporting Information. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding (i) the results of investments held abroad, and (ii) any taxes paid abroad which taxpayers will use as a credit against Chilean income tax. The sworn statements disclosing this information (or Formularios) must be reported on Form 1929 and submitted electronically through the CIRS website (www.sii.cl) before July 1 of each year, depending on the assets and/or taxes being reported. If Participant fails to meet the above requirements, Participant may be ineligible to receive certain foreign tax credits. Given these requirements are subject to change, Participant should consult with a personal tax advisor to determine Participant’s reporting obligations to the CIRS.

GREECE

There are no country-specific provisions.

INDIA

Notifications

Exchange Control Information. Indian residents are required to repatriate to India any cash amounts received in connection with their participation in the Plan within such time period as is prescribed under applicable Indian exchange control laws, as may be amended from time to time (e.g., currently, any proceeds from dividends paid on Shares must be repatriated to India within 180 days of receipt and any proceeds from the sale of Shares must be repatriated within 90 days of receipt). Upon repatriation, Indian residents should obtain a foreign inward remittance certificate (“FIRC”) from the bank where they deposit the foreign currency and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Service Recipient requests proof of repatriation. Participant may also be required to provide information to the Company or the Service Recipient in India to facilitate their compliance with exchange control filing requirements in India. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Indian residents are required to declare the following items in their annual tax returns: (i) any foreign assets held by them (including Shares acquired under the Plan), and (ii) any foreign financial assets (including Shares held outside India). Indian residents are responsible for complying with any and all applicable exchange control and reporting laws in India and should consult with a personal tax advisors in this regard.

SAUDI ARABIA

Notifications

Securities Law Information. The RSU Agreement and related Plan documents may not be distributed in Saudi Arabia except to such persons as are permitted under the Offers of Securities and Continuing Obligations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of the RSU Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the RSU Agreement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If the Participant does not understand the contents of the RSU Agreement, the Participant should consult an authorized financial adviser.

SOUTH KOREA

Notifications

Exchange Control Information. If Participant sells Shares acquired under the Plan or receives cash dividends, Participant may be required to file a report with a Korean foreign exchange bank, if the proceeds are in excess of USD 5,000 (per transaction) and deposited into a non-Korean bank account. Participant acknowledges that Participant is solely responsible for complying with any applicable exchange control reporting obligations in Korea and understands that Participant should consult with a personal legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of participation in the Plan.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. Korean residents should consult with a personal tax advisor to determine how to value their foreign accounts for purposes of this reporting requirement and whether they are required to file a report with respect to such accounts.

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees or service providers of the Company or any Subsidiary or affiliate of the Company. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares acquired under the Plan) into Taiwan up to US$10,000,000 per year. However, if the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form and other supporting documentation to the satisfaction of the remitting bank.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The RSUs are available only for select employees and service providers of the Company and its Subsidiaries and are in the nature of providing service provider incentives in the United Arab Emirates. The Agreement (including the Addendum), the Plan and other incidental communication materials are intended for distribution only to eligible service providers for the purposes of an employee incentive scheme, and must not be delivered to, or relied on, by any other person.

The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the RSUs. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.

The securities to which this Agreement relate may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.

Residents of the United Arab Emirates who do not understand or have questions regarding this Agreement (including the Addendum) or the Plan should consult an authorized financial adviser.

UNITED KINGDOM

Terms and Conditions

Share Settlement of RSUs. Notwithstanding anything to the contrary in the Plan, the Grant Notice or the Global Restricted Stock Unit Grant, the RSUs shall be settled in Shares only, and not in cash.

Responsibility for Taxes. The following paragraphs supplement paragraph 3.2 of the RSU Agreement:

Without limitation to the Responsibility for Taxes section of the Agreement, Participant hereby agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by Participant within ninety (90) days of the end of the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Service Recipient, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Service Recipient may collect from the Participant by any of the means referred to in paragraph 3.2 of the Agreement.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of the grant of RSUs under the Plan, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Service Recipient, the Company or any Subsidiary or successor thereto (“Employer NICs”) in connection with the vesting of the RSUs or any other event giving rise to Tax-Related Items. Without prejudice to the foregoing, in accepting the terms of this Agreement, Participant agrees to the terms of a joint election with the Company / the Service Recipient, the form of such joint election having been approved formally by HMRC (“Joint Election”) and is attached below. In this respect, Participant agrees to accept the terms of or to execute such other joint elections, and any other required consent or election, as may be required between Participant and the Company, the Service Recipient, any successor to the Company, the Service Recipient, or Subsidiary of the Company with respect to the Employer NICs liability. Participant further agrees that the Company, the Service Recipient, or any Subsidiary may collect the Employer NICs from Participant by any of the means set forth in paragraph 3.2 of the Agreement or the Joint Election.

If Participant does not enter into a Joint Election prior to the vesting of the RSUs or any other event giving rise to Tax-Related Items, Participant will not be entitled to vest in the Restricted Stock Units and no Shares will be issued to Participant under the Plan, without any liability to the Company, the Service Recipient, or any Parent or Subsidiary.

BLAIZE HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

U.K. JOINT ELECTION

(NON-U.S. RSU HOLDERS IN THE UNITED KINGDOM ONLY)

Important Note on the Election to Transfer Employer NICs

As a condition of participation in the Plan and the vesting of the award to acquire RSUs, you are required to enter into an Election to transfer to you any liability for employer’s National Insurance Contributions (“NICs”) that may arise in connection with your participation in the Plan.

By entering into the Election:

•	you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan with respect to RSUs granted under the Plan will be transferred to you;

•

you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient Shares acquired pursuant to your RSUs; and

•

you acknowledge that even if you have clicked to accept the RSUs where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

BLAIZE HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

U.K. JOINT ELECTION

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.	Parties

This Election is between:

(A)

The individual who has gained authorized access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive and may have received restricted stock units (“RSUs”) pursuant to the terms and conditions of the Blaize Holdings, Inc. 2025 Incentive Award Plan, as amended from time to time (the “Plan”), and

(B)

Blaize Holdings, Inc. of 659 Golden Foothill Parkway, Suite 206, El Dorado Hills, CA 95762, United States of America (the “Company”), which may grant RSUs under the Plan and is entering into this Election on behalf of the Employer.

2.	Purpose of Election

2.1	This Election relates to all RSUs granted to Employee under the Plan up to the termination date of the Plan.

2.2	In this Election the following words and phrases have the following meanings:

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Relevant Employment Income” from RSUs on which Employer’s National Insurance Contributions becomes due is defined as:

(i)	an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)	an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)	the acquisition of securities pursuant to the RSUs (within the meaning of section 477(3)(a) of ITEPA);

(B)	the assignment (if applicable) or release of the RSUs in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)	the receipt of a benefit in connection with the RSUs, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

“Taxable Event” means any event giving rise to Relevant Employment Income.

2.3

This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the RSUs pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.6

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Agreement. This Election will have effect in respect of the RSUs and any awards which replace the RSUs following their grant in circumstances where section 483 of ITEPA applies.

3.	Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that by electronically accepting or by signing this Election, or by accepting the RSUs, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.	Payment of the Employer’s Liability

4.1	The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(iv)

where the proceeds of the gain are to be paid through a third party, by that party withholding an amount from the payment or selling some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(v)	by any other means specified in the applicable RSU Agreement.

4.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the RSUs to the Employee until full payment of the Employer’s Liability is received.

4.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.	Duration of Election

5.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the RSUs to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

5.3	This Election will continue in full force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the [“ACCEPT”] box, the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

BLAIZE HOLDINGS, INC.
By: Harminder Sehmi

Schedule of Employer Companies

The following Employer(s) shall be covered by the Joint Election:

Blaize U.K. LTD

Registered Office Address:	6th Floor One London Wall, London, United Kingdom, EC2Y 5EB
Corporation Tax Reference:	4102716928
Company Registration Number:	11388261
PAYE Reference Number:	475/MB82536